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                                                                    EXHIBIT 99.1


(BW)(BEYOND.COM)(BYND) Beyond.com Announces Private Placement of 7.25% Convertible Subordinated Notes

     Business Editors & High Tech Writers

          SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 18, 1998--Beyond.com (Nasdaq:BYND), a Delaware corporation incorporated as software.net Corporation, announced today that it has agreed to sell $55,000,000 of convertible subordinated notes due Dec. 1, 2003 in a private offering to certain qualified institutional buyers.

          The transaction is expected to close on Nov. 23, 1998, subject to customary closing conditions. The notes bear interest at a rate of 7.25 percent per annum, will be convertible into common stock of the company at $18.34 per share and will have a five-year term.

          The notes are estimated to result in gross proceeds to the company of approximately $52.8 million (excluding any proceeds from the initial purchasers' over-allotment option to purchase up to an additional $8.25 million of notes). The notes are expected to be traded under Rule 144A in the United States on the PORTAL Market.

          The company stated that it intends to use a substantial portion of the net proceeds for sales and marketing expenses, including to pay for a portion of its obligations to its strategic marketing partners. The company also anticipates continuing to expend substantial resources on broadcast and other marketing and sales campaigns in order to build its customer base and brand name.

          The notes will not be registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

          This press release does not constitute an offer to sell or a solicitation of an offer to buy any security, including but not limited to the notes.

CONTACT:  Beyond.com
          Michael Praisner, 408/616-4200
          michaelp@beyond.com
               or
          Laura Dayton, 408/616-4328
          laurad@beyond.com